EXHIBIT 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

N E W S            R E L E A S E

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:

Kenneth Boerger VP/Treasurer (419) 325-2279	Suzy Lynde Analyst Inquiries (312) 640-6772

FOR IMMEDIATE RELEASE
MONDAY,  JANUARY 10, 2005

LIBBEY INC. ACQUIRES GLASS TABLEWARE BUSINESS IN EUROPE

Acquires Crisal, based in Portugal, enhances Libbey’s competitive position in Europe, complementary to Royal Leerdam acquisition of 2002

TOLEDO, OHIO, JANUARY 10, 2005—Libbey Inc. (NYSE: LBY) announced today it has acquired 95 percent of the shares of Crisal-Cristalaria Automatica S.A. (Crisal) located in Marinha Grande, Portugal, from Vista Alegre Atlantis SGPS, SA. The cash transaction is valued at approximately € 28 million.

Crisal manufactures and markets blown and pressed tumblers, stemware and glassware accessories, and the majority of its sales are in Portugal and Spain. This acquisition of another European glassware manufacturer is complementary to Libbey’s 2002 acquisition of Royal Leerdam, a maker of fine European glass stemware. Royal Leerdam’s primary markets are located in countries in the North of Europe. The acquisition is consistent with Libbey’s external growth strategy to be a supplier of high-quality, machine-made glass tableware products to key markets worldwide.

Commenting on the acquisition, John Meier, chairman and chief executive officer, said, “Crisal is an excellent complement to our business in Europe, a very large and underdeveloped glassware market for Libbey. Its product selection is very complementary to Royal Leerdam, and its cost structure is competitive. We welcome its 300 associates to Libbey and look forward to their partnership in growing our glassware business internationally.”

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The acquisition is expected to add $33 to $35 million annually to Libbey’s sales and add $0.02 to $0.04 to earnings per diluted share in the first full year.

The above information includes “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases.
Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include but are not limited to: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the Company’s joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; whether the Company completes any significant acquisition, and whether such acquisitions can operate profitably.

Libbey Inc.:
•	is a leading producer of glass tableware in North America;

•	is a leading producer of tabletop products for the foodservice industry;

•	exports to more than 75 countries; and,

•	provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in California, Louisiana, and Ohio and in the Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items

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principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2003, Libbey Inc.’s net sales totaled $513.6 million.